Exhibit 99.1

TURBOSONIC TECHNOLOGIES REPORTS THIRD QUARTER OPERATING RESULTS

For Immediate Release
Waterloo, Ontario, Canada
May 14, 2010

TurboSonic Technologies, Inc. (OTC Bulletin Board – TSTA), a global provider of clean air technologies, today announced the following operating results for its third quarter ended March 31, 2010:

	Three Months Ended		Nine Months Ended

US Dollars	3/31/10	3/31/09	3/31/10	3/31/09

Total Revenues	$2,082,509	$7,030,230	$13,099,939	$17,550,437

(Loss) Income before Provision for Income Taxes	$(901,918)	$945,281	$(1,398,165)	$1,434,760

Net (Loss) Income	$(504,741)	$604,209	$(785,470)	$936,321

Basic (Loss) Income Per Share	$(0.03)	$0.04	$(0.05)	$0.06

Weighted Average Number of Shares Outstanding	15,138,054	15,130,054	15,137,005	15,130,054

Third quarter revenue decreased by 70% from $7,030,230 in the three months ended March 31, 2009 to $2,082,509 for the period ending March 31, 2010. Over that same period, gross profit for the third quarter decreased $1,678,502 from $2,230,713 to $552,211, while net income decreased $1,108,950 from $604,209 to a loss of $504,741. Order backlog at March 31, 2010 was approximately $1,600,000 compared to $8,100,000 at March 31, 2009.

Commenting on the Company’s results, Edward Spink, TurboSonic CEO, said, "We are disappointed by our third quarter performance which is attributable in substantial part to capital expenditure deferrals throughout our primary business sectors. Steps to control costs through salary reductions and layoffs were taken at the end of our third quarter. We have recently observed what we believe to be initial signs of economic recovery and we anticipate a growth in new equipment orders if these signs prove to be accurate and such recovery is sustainable. We are in constant contact with our customers in our efforts to increase our order backlog.

We previously reported that we received an order for a Catalytic Gas Treatment (“CGT”) system for reducing hazardous air pollutants, a technology for which we hold the exclusive worldwide marketing rights. We are pleased to report that the first US installation is currently in startup and preliminary results are exceeding performance expectations.

We believe that significant opportunities will arise from new US environmental regulations targeting sulfur dioxide (SO2) emissions and industrial boiler emissions. On April 29, 2010 the US EPA released newly proposed emission rules for industrial boilers that are now more stringent in their requirements for emissions control than previous versions, which strengthens our optimism that demand for our products will increase. In both the SO2 and industrial boiler emissions control markets we have a significant installed base as reference for future opportunities. Additionally, based on recent successful test results, we believe that CGT could change how pollution abatement is viewed, not as a business cost, but as a benefit with a return on investment, as it offers a reduction of green house gas production and a reduction in energy consumption when compared with the technology which it can replace, as well as a potential for carbon credits.”

www.turbosonic.com

TurboSonic Technologies (www.turbosonic.com) designs and markets air pollution control technologies to industrial customers worldwide. Its products help companies in the Cement and Mineral Processing, Ethanol & Biofuels, Metals & Mining, Petrochemicals, Power Generation, Pulp & Paper, Waste Incineration, and Wood Products industries meet the strictest emissions regulations, improve performance and reduce operating costs.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in general economic conditions, interest rates, government regulations, and competition.

For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statement, see the annual report on Form 10-K and other documents the Company files from time to time with the Securities and Exchange Commission.

TurboSonic Technologies, Inc. (OTC Bulletin Board: TSTA - News)

Contact:

Ed Spink, CEO
espink@turbosonic.com
519-885-5513 ext. 214

TurboSonic Inc.	TurboSonic Technologies Inc.
Canadian Office	US Office	European Office
550 Parkside Drive, Suite A-14	239 New Road, Bldg B, Suite 205	VIA IV Novembre, 92
Waterloo, ON, Canada N2L 5V4	Parsippany, NJ, USA 07054	Bollate (MI) 20021, Italy
Tel: 519-885-5513	Tel: 973-244-9544	Tel: 39-02-38305384
Fax: 519-885-6992	Fax: 973-244-9545	Fax: 39-02-33301943
info@turbosonic.com	info@turbosonic.com	info.eu@turbosonic.com